Exhibit 16.1

November 12, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Media General, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Media General, Inc. dated November 7, 2013. We agree with the statements concerning our Firm under Item 4.01 in such Form 8-K.

Very truly yours,

PricewaterhouseCoopers LLP

Item 4.01. Changes in Registrant’s Certifying Accountant.

The transaction pursuant to the Merger Agreement was treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, Young, will become the historical financial statements of Media General.

(a) PricewaterhouseCoopers LLP was the independent auditor that audited Young’s financial statements for the fiscal years ended December 31, 2012, and December 31, 2011. Deloitte & Touche LLP was Media General’s independent registered public accounting firm prior to the Closing. In contemplation of the closing of the transaction contemplated by the Merger Agreement, on November 6, 2013, Media General’s Audit Committee determined that Deloitte & Touche LLP would serve as the independent registered public accounting firm for Media General for the fiscal year ending December 31, 2013. Accordingly, on November 12, 2013, Media General dismissed PricewaterhouseCoopers LLP as Young’s independent auditor. Such dismissal will become effective upon completion by PricewaterhouseCoopers LLP of its procedures relating to Young's financial statements as of and for the three and nine months ended September 30, 2013. PricewaterhouseCoopers LLP’s reports on Young’s financial statements for the fiscal years ended December 31, 2012, and December 31, 2011, (which reports contain an explanatory paragraph regarding Young Broadcasting Inc’s emergence from bankruptcy and adoption of fresh start reporting) did not contain an adverse opinion or disclaimer of opinion or qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, during the fiscal years ended December 31, 2012 and December 31, 2011 and through November 12, 2013, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years.

Media General has provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures and requested that PricewaterhouseCoopers LLP furnish a letter addressed to the SEC stating whether or not it agrees with the above statements made by Media General. A copy of such letter, dated November 12, 2013, is filed as Exhibit 16.1 to this Form 8-K, and incorporated herein by reference.

(b) As noted above in Item 4.01(a), on November 6, 2013, Media General determined that Deloitte & Touche LLP will serve as the independent registered public accounting firm for Media General for the fiscal year ended December 31, 2013. Deloitte & Touche LLP was the independent registered public accounting firm that audited Media General’s financial statements for the fiscal years ended December 31, 2012, and December 31, 2011. During the fiscal years ended December 31, 2012, and December 31, 2011, and for the interim periods January 1, 2013, to September 30, 2013, Media General did not consult with Deloitte & Touche LLP in regard to Young’s financial statements, which were audited by PricewaterhouseCoopers LLP, with respect to: (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that might be rendered on Young’s financial statements; or (iii) any other matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K. Additionally, during the fiscal years ended December 31, 2012, and December 31, 2011, and for the interim periods January 1, 2013, to September 30, 2013, no written report or oral advice was provided to Young by Deloitte & Touche LLP that was an important factor considered by Young in reaching a decision as to any accounting, auditing or financial reporting issue.